Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES
COMPLETION OF CREDIT FACILITY AT STARZ, LLC

Englewood, Colo, November 17 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LSTZA, LSTZB), and Starz, LLC today announced the completion of a $1.5 billion senior secured credit facility. The facility includes a $1 billion 5-year revolving credit facility and a $500 million 5-year term loan facility.

“We are pleased with the successful completion of the Starz credit facility,” said Greg Maffei, President and CEO of Liberty. “We are taking advantage of the attractive debt markets to further strengthen our balance sheet and provide additional financial flexibility and liquidity. Thank you to the lending institutions.”

The interest rate on the facility is at LIBOR + 175-275 basis points, based upon leverage, and Starz's maximum leverage ratio covenant is 4.75x, decreasing to 4.25x after 24 months. The facility is secured by the membership interests of Starz, LLC and its wholly owned subsidiary, Starz Entertainment, LLC.

About Liberty Media Corporation
Liberty Media owns interests in a broad range of media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: (1) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes its interest in Starz, LLC, and (2) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes its subsidiaries Atlanta National League Baseball Club, Inc., and TruePosition, Inc., its interest in SiriusXM, Live Nation and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:    Courtnee Ulrich
(720) 875-5420